Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	July 29, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Announces Q2 2019 Portfolio Results

•	Acquired four new properties in 2019, bringing the portfolio to 71 properties with an asset value of $2.7 billion.

•	Experienced robust leasing activity, with 700,000 square feet of new and renewed leases completed during the quarter.

•	Invested approximately $6 million of capital improvements in existing portfolio geared towards maintaining higher occupancies.

•	Increased portfolio occupancy to 96 percent with occupancies by segment at 93 percent for Apartment, 99 percent for Industrial, 92 percent for Office and 94 percent for Retail.

•	Continued balance sheet deleveraging resulting in a leverage ratio of 33 percent in line with late-cycle de-risking strategy.

•	Declared quarterly dividends for 30 consecutive quarters, with an average annual increase of 5 percent over that seven-year period.

•	Dividends per share increased 4 percent year over year to an annualized $0.54

Chicago (July 29, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the second quarter of 2019, which helped drive investment performance while positioning the company for future growth and enhanced stockholder value.

For the year to date, JLL Income Property Trust has grown to $2.7 billion in total assets with a geographically diversified portfolio of 71 core properties spanning the apartment, industrial, office and grocery-anchored retail property sectors. Recognizing that the economy may be in the later stages of the current cycle, JLL Income Property Trust has continued to deleverage the balance sheet, resulting in a leverage ratio of 33 percent at the end of the second quarter.

In the first half of 2019, the industrial portfolio allocation was increased with the acquisition of three new warehouses properties. The addition of two warehouses totaling 240,000 square feet in the Oakland / East Bay area and a 200,000 square feet distribution center in Dallas has brought the total industrial portfolio to 31 properties valued at more than $675 million which represents a 26 percent portfolio allocation.

Industrial rental growth continues its upward trend, and continued competition for quality space is expected to add pressure on rents through 2019. There continues to be strong demand in the industrial sector, as vacancy rates are near all-time historic lows. The signing of a 400,000 square feet lease at Kendall Distribution Center in Atlanta and the renewal of a 37,000 square feet lease at our Dallas / Fort Worth Distribution Center have brought the portfolio’s industrial occupancy to 99 percent.

“We are pleased with our recent acquisitions and significant leasing activity in the second quarter, particularly with the strengthening of our industrial portfolio where we have high performing warehouses throughout the country,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “As our program advances through its seventh year, we remain focused on driving long-term investment performance for stockholders.”

In the remaining property sectors, JLL Income Property Trust acquired a 280-unit apartment community in Seattle bringing the apartment allocation to over 3,000 units across 13 properties. While the portfolio remains underweight in the office property sector, four of the portfolio’s current six office properties are medical office buildings. The focus on medical office buildings is a result of their historically higher tenant retention rates and stable income. The most recent portfolio addition is a two-building medical office campus in San Diego.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $68 billion equity and debt investments under management (as of Q2 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.